UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 21, 2006

POLYMER GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14330	57-1003983
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9335 Harris Corners Parkway, Suite 300, Charlotte, North Carolina	28269
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 697-5100

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

The disclosure required by this Item 1.01 is set forth in Item 8.01 below.

Item 5.02.                                          Departure of Directors or Principal Officers; Election of Directors;  Appointment of Principal Officers.

The disclosure required by this Item 5.02 is set forth in Item 8.01 below.

Item 8.01.              Other Events.

Polymer Group, Inc. (the “Company”) announced today that the Board of Directors of the Company has asked James L. Schaeffer to resign as Chief Executive Officer and Director of the Company and, pending receipt of his resignation, the Board has relieved him of his duties as CEO.

As previously announced on August 11, 2006 and as disclosed in the Company’s Form 10-Q for the quarterly period ended July 1, 2006, the Audit Committee of the Board began an internal investigation and engaged special counsel to assist it with the investigation of certain transactions between the Company and an equipment supplier and related matters.  In particular, the investigation focused on uncertainties regarding the economic substance of 4.0 million Euros in cash proceeds to be received under the terms of two settlement agreements entered into by the Company with the equipment supplier during the quarter ended July 1, 2006, the relationship of those agreements with other services agreed to be purchased by the Company from this equipment supplier, and drafts of other contracts being negotiated with this equipment supplier.  As a result of such uncertainties, the Company concluded that the appropriate accounting treatment under generally accepted accounting principles was to defer recognition of any and all income associated with the settlement agreements until such uncertainties were resolved.  Therefore, no financial statement recognition was attributed to the settlement agreements by the Company as of and for the three and six month periods ended July 1, 2006.

As a result of the investigation, it was determined that the relationship of the settlement agreements to other services agreed to be purchased by the Company from the equipment supplier and other contracts being negotiated with the equipment supplier appear not to have been fully or fairly reported to the Company’s Chief Financial Officer, other members of management of the Company responsible for the preparation of the Company’s financial statements, and the Board.

After being advised of these circumstances, the Board determined that it no longer had confidence in the ability of Mr. Schaeffer to continue in his capacity as CEO and Board member and asked for his resignation.  Mr. Schaeffer does not hold a position on any Committee of the Board.  The Board also asked for the resignation of James Snyder, Vice President of Global Purchasing, whose activities were also included in the investigation and, pending receipt of his resignation, the Board has relieved him of his duties as an officer of the Company.

With respect to the financial statement recognition attributed to the settlement agreements, the results of the investigation further confirm the appropriateness of the accounting conclusions previously reached by the Company as described above and as more fully detailed in Note 18 to the Company’s Form 10-Q for the quarterly period ended July 1, 2006.  Accordingly, the Company has concluded that the financial statements for all prior periods fairly present, in all material respects, the financial condition and results of operations of the Company, and that no restatement of any such prior period financial statements is required.

The Board will be conducting a search for a new CEO.  Until this search has been completed, William B. Hewitt, the Chairman of the Board of Directors, will serve as the Company’s interim CEO effective immediately.  Mr. Hewitt will serve at the discretion of the Board, and will be paid $25,000 per month and will receive a grant of 12,500 shares of restricted stock under the Company’s 2004 Restricted Stock Plan for his services as interim CEO.  Biographical information regarding Mr. Hewitt and information regarding his relationship to the Company and its affiliates is set forth in the Company’s proxy statement for its 2006 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on April 21, 2006.

Mr. Hewitt will be assisted by an operating committee consisting of Mr. Willis C. Moore, III, the Company’s Vice President and Chief Financial Officer, Mr. Mike Hale, the Company’s Vice President and General Manager, U.S. Nonwovens, and Mr. Fernando Espinosa, the Company’s Vice President and General Manager, Latin America.

Item 9.01.              Financial Statements and Exhibits.

(d)  Exhibits

No.	Description
99.1	Press release dated September 22, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYMER GROUP, INC.
(Registrant)

Date: September 22, 2006	By:	/s/ Willis C. Moore, III
Willis C. Moore, III
Chief Financial Officer